EXHIBIT 2.4
                                                                     -----------


                  FIRST AMENDMENT TO THE LIQUIDATION AGREEMENT


     This Amendment (the "Amendment") to the Liquidation Agreement, dated on or about May 29, 2009 (the "Liquidation Agreement"), is made this 2nd day of June, 2009, with an effective date of May 29, 2009 (the "Effective Date"), and is by and among Gloria Solar (Delaware) Company, Ltd., a Delaware corporation with its principal office at No. 498, Sec. 2, Bentian Road, Annan District, Taiwan City 709, Taiwan, Republic of China ("Gloria (Delaware)"), Gloria Solar Co., Ltd., a corporation incorporated in the Republic of China with its principal office at No. 498, Sec. 2, Bentian Road, Annan District, Taiwan City 709, Taiwan, Republic of China ("Gloria (Taiwan)"), Gloria Spire Solar, LLC, a limited liability company organized under the laws of the State of Delaware in the United States of America with its principal office at One Patriots Park, Bedford, Massachusetts 01730-2396, U.S.A. ("GSS"), and Spire Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts in the United States of America with its principal office at One Patriots Park, Bedford, Massachusetts 01730-2396, U.S.A. ("Spire"). Gloria (Delaware), Gloria (Taiwan), GSS, and Spire, are collectively referred to as the "Parties" in this Amendment and individually referred to as a "Party."

     WHEREAS, the Parties wish to make certain amendments to the Liquidation Agreement; and

     WHEREAS, the Parties wish to clarify the status of that certain Trademark License Agreement, dated as of July 31, 2007, by and between Spire and Gloria (Taiwan) (the "Spire - Gloria Trademark License").

     NOW, THEREFORE, in consideration of the obligations, covenants, and conditions contained herein, including, but not limited to, each Party's release of the other, as provided herein, and for the extension of the Spire - Gloria Trademark License, the receipt and sufficiency of which is hereby agreed and acknowledged, the Parties hereby agree to be bound by the terms and conditions as set forth herein:

1. Section 1 of the Liquidation Agreement shall be amended to include the following definition:

     "1.14 "GLORIA TRADEMARK LICENSE" means the Trademark License Agreement between Gloria (Taiwan) and GSS dated as of July 31, 2007."

2. Section 2.3.2 of the Liquidation Agreement is hereby deleted and restated in its entirety to read as follows:

           "2.3.2 TERMINATION OF THE TRADEMARK LICENSES. As of the Dissolution Date, the Parties agree and acknowledge that the Gloria Trademark License will be terminated, and that the Spire Trademark License with GSS shall also be terminated, after which GSS will have no further ability to use the Spire Licensed Marks and the Gloria Licensed Marks (as defined in the respective Trademark Licenses) thereafter. The Parties hereby agree that the Spire Trademark License to Gloria (Taiwan) will be amended, such that it will be a non-exclusive, fully

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                     paid up license for the Permitted Use, for an additional
                     period of ten (10) years from the Effective Date, with no right thereafter for any extension pursuant to Section 7.3 therein or otherwise."

3. Each Party's release of the other Parties, as provided at Section 2.4 of the Liquidation Agreement, shall extend to all actions contemplated herein.

4. This Amendment and the Liquidation Agreement (as amended hereby) constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. Except as amended by this Amendment, the Liquidation Agreement shall continue in full force and effect.

5. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Liquidation Agreement.

7. The provisions of this Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, successors and permitted assigns.


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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.



GLORIA SOLAR (DELAWARE) COMPANY, LTD.       SPIRE CORPORATION

By: /s/ Sam Wu                              By: /s/ Rodger W. LaFavre
    ----------------                            ------------------------
                                                 Rodger W. LaFavre
Its:                                        Its: Chief Operating Officer

Date: June 2, 2009                          Date: June 2, 2009




GLORIA SOLAR CO., LTD.                      GLORIA SPIRE SOLAR, LLC

By:  /s/ Sam Wu                             By: /s/ Sam Wu
     ----------------                           ----------------

Its: CEO                                    Its: CEO

Date: June 2, 2009                          Date: June 2, 2009